Registration No. ______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITADEL EFT, INC.
(Name of small business issuer in its charter)

Nevada	6099
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)

1100 Irvine Blvd., Suite 322	National Registered Agents Inc. of NV
Tustin, California, 92780	1000 East Williams Street, Suite 204
714-730-8143	Carson City, Nevada 89701
(Address and telephone number of registrant's	(800) 550-6724
executive office)	(Name, address and telephone number of agent for service)

Copies to:
Diane Dalmy
8965 West Cornell Place
Lakewood, Colorado 80227
(303) 985-9324

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price Per	Aggregate
Registered	Registered(1)	Share	Offering Price	Registration Fee (2)

Common Stock by Selling Shareholders	1,213,960	$0.05	$60,698.00	$4.33

Total	1,213,960	$0.05	$60,698.00	$4.33

    (1) This Registration Statement covers the resale by our selling shareholders of up to 1,213,960 shares of common stock previously issued to such selling shareholders.

    (2) The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTCBB at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission ("SEC") is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus

CITADEL EFT, INC.
1,213,960 shares of Common Stock

    We are registering for sale by selling shareholders 1,213,960 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

    Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

    Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The date of this prospectus is ______________________.

Summary Information

    The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and the related notes before making an investment decision.

SUMMARY OF OUR OFFERING

Our business

    We were incorporated under the laws of the state of Nevada as Citadel EFT, Inc., on September 1, 2009.   We provide credit card terminals and merchant account services to retailers. Revenues are generated by residual percentages earned from contracted merchants that we are associated with.

Our principal executive office is located at 1100 Irvine Blvd., Suite 322, Tustin, California, 92780. This is our mailing address as well. Our telephone number is (714) 730-8143. Our website is www.citadelbankcard.com. Our registered agent for service of process is the National Registered Agents Inc of NV, located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our fiscal year end is September 30.

The offering

    Following is a brief summary of this offering:

Securities being offered by selling shareholders	1,213,960 shares of common stock
Offering price per share	0.05
Net proceeds to us	None

Number of shares outstanding before the offering	13,213,960
Number of shares outstanding after the offering if
all of the shares are sold	13,213,960

Selected financial data

    The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of September 30, 2009
Balance Sheet
Total Assets	$82,612
Total Liabilities	$60,151
Stockholders' Equity	$22,461

Period from
September 1, 2009
(date of inception)
to September 30, 2009
Income Statement
Revenue	$28,221
Total Expenses	$1,938
Net Income	$22,341

RISK FACTORS

You should carefully consider the following risk factors and all other information in this prospectus before investing in our common stock. Investing in our company involves a high degree of risk. Any of the following risks makes investment in our company speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment.

Risk Factors Related Directly to Our Business Plan

    1. Newly-launched marketing and sales campaigns may fail and cause us to lose money and put pressure on our other, ongoing sales campaigns to produce additional income in order to grow.

    One of the key parts of our business plan is to use aggressive marketing and sales campaigns by engaging outside marketing and telemarketing services, purchase ads in key areas and websites, join trade groups, and utilize social networking opportunities and websites. In the event none of these campaigns generate sales we will lose the investment made into the campaigns and we will need to continue to rely on only our existing client base, which is not likely to produce growth.

Risk Factors Related to Our Business and Position in Industry

    2. We Face Intense Competition as Our Industry Has Many Participants and Low Barriers to Entry.

    As new companies form and operate on the Internet, we anticipate having to compete against existing as well as newly-formed companies which may have more financing and/or more name-recognition than we do. This could potentially cause us to be unable to compete and we may lose a significant portion of our current clients as a result.

    3. We Face Low Name Recognition Which If Not Overcome May Impair Our Ability to Grow.

    We expect to encounter risks and difficulties frequently faced by companies with limited name recognition in new markets. If you invest in our shares you must consider the risks and difficulties, such as:

  The need to establish our brand name awareness;
  The need for sufficient funds;
  The dependence on our website.

    4. A Continued or Worsening Market Downturn May Negatively Affected Our Business Plan.

    The severe market downturn that began in September 2008, has negatively impacted our industry as well as the global economy. While our business has not been severely impacted by it to date, it is entirely possible we will be negatively affected by a worsening or even continuous economic slowdown, which will result in our inability to generate income and raise capital, and may force us to shut our business down.

    5. We Are Dependent On Our Management Team And If We Should Lose Any Of Them, We May Not Have The Ability To Carry On With Our Business Plan.

    Our management team consists of Gary DeRoos, sole officer and a director, and Maria Teresa DeRoos (wife of Gary DeRoos), director. If we lost either of these key people it would hinder our progress a great deal. We have no employment agreements with any of our officers or directors. This means that potentially, any of our officers and directors may leave us without notice and possibly work for a competitor.

    Because we operate in a competitive market, we are very dependent on being able to attract qualified people to work with us. Additionally, there is intense competition for the kind of personnel we need. Our success depends on our ability to attract and hire such personnel. We can't assure you that we will be able to attract and retain the kind of staff and other personnel we need.

    6. Our Management Has No Previous Experience in Managing a Public Company.

    Although each member of our management has extensive experience in running our business, our management team has virtually no experience managing a public company and neither has extensive experience in evaluating internal controls on the financial reporting. As we expand, we will need to allocate significant resources to meet applicable internal financial reporting standards, which include those controls and standards intended to keep our financial accounts and reporting accurate, thorough and free of fraud. If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which would have a material adverse effect on our business and stock.

Risk Factors Related to Our Stock

    7. There Is No Market For Our Common Equity Securities, And We May Never Develop A Market, Which Would Render Investors' Investment Illiquid.

    Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. We have applied for a priced quotation on the OTC Bulletin Board, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC Bulletin Board doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for OTC-listed companies to have a non-existent trading volume on any given day.

    8. We Have No Plans To Pay Dividends, Leaving Our Equity Investors With No Income From Citadel For The Foreseeable Future.

    We do not expect to pay dividends now or in the foreseeable future. We intend to use any future earnings for marketing, sales, and improving and expanding the services we offer our merchant clients. Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

    9. Because We May Issue Additional Shares Of Common Stock, Your Investment Could Be Subject To Substantial Dilution.

    We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

    10. Any Market That Develops In Shares Of Our Common Stock Will Be Subject To The Penny Stock Regulations And Restrictions Which Will Create A Lack Of Liquidity And Make Trading Difficult Or Impossible.

    The trading of our securities, if any, will be in the over-the-counter Bulletin Board market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our common stock.

    Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

    For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

    The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

  the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

    Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission's payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

    Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

Risk Factors Related to Legal Issues

    11. We May Face Liability As A Result of Our Services, Which, If We Do, Will Mean We Will Be Spending A Great Deal Of Our Time And Money On Legal Expenses, Rather Than On Production, Particularly As We Carry No Liability Insurance.

    Our merchant services may bring liability to us. We have posted our service information and other content on our web site but could possibly face potential liability for negligence, trademark, and other claims based on the nature and content of the materials we post on our website, or else create, produce or otherwise acquire or disseminate through means outside of our website. We could also be exposed to liability with respect to unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we may obtain general liability insurance, it may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed, and to date, we have not obtained any kind of liability insurance for the company or our management personnel. Therefore any imposition of liability could become very expensive for us and lower the worth of shares. We believe that our services, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future services, trademarks or other works or that such assertion may not require us to enter into royalty arrangements or engage in costly litigation.

    12. Forward Looking Statements Render Investing In Citadel Uncertain.

    The information and discussion in this Prospectus contains both historical and forward-looking statements. The forward-looking statements regarding our financial condition, operating results, business prospects or any other aspect of our company, can be quite different from our actual financial condition, operating results and business performance in the end, once we have become operational.

    We have tried to identify factors that would cause results to differ from our expectations. The factors we have isolated are:

  bad economic conditions;
  intense competition;
  entry of new competitors with similar marketing plans;
  increased and more stringent federal, state and local government regulation;
  under-funding;
  unexpected costs;
  price increases for supplies;

  inability to raise prices;
  bad reviews of our services on consumer and merchant networking sites;
  risk of litigation and administrative proceedings against our Company and our employees;
  fluctuation of our operating results and financial condition;
  bad publicity and news coverage;
  unsuccessful marketing and sales plans;
  loss of key executives;
  inflation factors.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

    Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Rule 506 of Regulation D promulgated under the Securities Act of 1933. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

    Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

    In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

    Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

    There are 46 selling shareholders. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	In short sales; or
4.	In any combination of these methods of distribution.

    The sales price to the public is fixed at $0.05 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

    The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

    Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

    We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $40,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

    1. Not engage in any stabilization activities in connection with our common stock;

    2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

    3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

    There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

    Of the 13,213,960 shares of common stock outstanding as of December 8, 2009, 12,000,000 shares are owned by Gary DeRoos, our president. The 12,000,000 shares can only be resold in compliance with Rule 144 of the Securities Act of 1933. The remaining 1,213,960 shares can be resold pursuant to this registration statement.

    We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

    Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

    Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

    Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

    Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

    Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

    Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

    Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

    Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

    The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

    This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

    We have about 1,700 merchant-clients that use our terminals to process their credit card transactions which allowed us to be profitable, even in our infancy. But a sudden drop in U.S. economic activity, such as through a "double-dip" recession, will undoubtedly have an effect on our revenues, as we make our money principally on "residuals". Residuals are based off a pre-negotiated and contracted percentage rate for each transaction that our merchant-client incurs by its customers. Although we have a standard contract, the rates at which we have negotiated with each of our merchant-clients may vary slightly.

    The main challenges we face are continued competition from new entrants into the industry, and limiting our exposure to any erosion of our client base as a result of any possible further deterioration of the economy.

    Our other chief concern is competition. Our industry has relatively easily-overcome barriers to entry. We believe this may lead, in the near-term, to a further splintering of the market, and in the mid- to long-term will lead to a consolidation of the industry. We believe by streamlining all our operations into one public vehicle, we will be in a better position to be the company to do the consolidating of this industry, rather than be the one to be consolidated.

Plan of Operations

    Our specific goal is to begin the expansion components of our business plan including developing our web campaign, joining social networking sites such as Facebook and Twitter and actively promoting our product. We intend to accomplish the foregoing through the following milestones:

Jan-March 2010	Register our previously issued shares on this Form S-1.
April 2010	Strategize on our web campaign, including social networking sites.
May - August 2010

Implement our web strategy, evaluate success in terms of number of additional merchant-clients signed up for our service, as well as in terms of quality of merchant-client signed up in this manner; depending on success, either extend the campaign, re-calibrate if necessary, or drop campaign altogether.

September 2010	Make offer to acquire first competitor.
October - December 2010	If successful in acquiring first competitor, use this time to smoothly integrate competitor's merchant-clients into our service system.
January 2011	Move into new offices.
February 2011	Begin investigating purchase of other merchant provider companies.

    We do not anticipate any significant changes in the number of employees. We currently have one and anticipate having one to four employees in the next 12 months.

Liquidity and Capital Resources

    As of September 30, 2009, our total assets were $82,612 and our total liabilities were $60,151. As of September 30, 2009, $56,209 was advanced by our president to our attorney for legal and consulting services provided to us.   As of September 30, 2009, we had issued a total of 12,000,000 shares of our common stock. As of December 31, 2009, we have issued a total of 13,213,960 shares of our common stock. The amount of cash we had on hand as of September 30, 2009 was $29,391, and our working capital was $22,461. We believe that our cash and working capital is sufficient to satisfy our operating requirements for the next twelve months.  At the present time, we have not made any arrangements to raise additional cash. If we need additional cash and can't raise it, then we will either have to suspend operations until we do raise the cash, or cease operations entirely.  Other than as described in this paragraph, we have no other financing plans.

    The business is debt free (except for advances from our president) and has no loans or leases on property or equipment. Revenues are generated by residuals from banks that we are associated with. We generate our income as the third-party agent for point-of-sale credit card payment processing providers such as Best Payment Solutions, Moneris and National Processing Center. We have no financing debt associated with the business. Unlike banks and credit card issuers, we have no exposure to loss due to nonpayment and bad debt. The processing company and merchants are liable for such debt.

    In November, 2009, we closed our private offering by raising $23,300 in cash and issuing 466,000 shares of common stock to 38 individuals. The 466,000 shares issued are being registered in this offering. Additionally, 747,960 shares (six percent (6%) of the total outstanding shares after our private offering) were issued to Going Public Pros in consideration of consulting and marketing services rendered and are being registered in this offering. The services rendered were for consulting services and to cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering. The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.

    For the period from September 1, 2009 (inception) through September 30, 2009, we paid Going Public Pros $25,000. The $25,000 is accounted for in the financial statements as prepaid expenses. A copy of the contract is filed as Exhibit 10.1 to this registration statement.

    For the period from September 1, 2009 (inception) through September 30, 2009, we accumulated a profit of $22,341, consisting of our business profits. For the period from September 1, 2009 (inception) through September 30, 2009, we have generated revenues of $28,221 and have incurred operating expenses of $1,938. For the period from September 1, 2009 (inception) through September 30, 2009, we spent $1,938 on operating expenses consisting of administrative, advertising, payroll and consulting expenses. No attorney or auditing fees were incurred for the period from September 1, 2009 (inception) through September 30, 2009. Due to the abbreviated period covered by our year end, most of the expenses related to the registration of these securities were paid in periods just prior or slightly after our year end.

BUSINESS

    We were incorporated in Nevada on September 1, 2009, to engage in the business of providing credit card terminals and merchant account services. We provide these services in all 50 states. The terminals provided are Verifone, Hypercom and Lipman point of sale terminals as well as Authorizenet.com and NPCSecure.com for the online software. Our statutory registered agent in Nevada is National Registered Agents Inc. of NV located at 1000 East William Street, Suite 204, Carson City, Nevada 89701. Our business office is located at 1100 Irvine Blvd, Suite 322., Tustin, California 92780 and our telephone number is (714) 730-8143. Our website is www.citadelbankcard.com.

    During the twenty years prior to incorporation, Gary DeRoos and Maria Teresa DeRoos have operated Citadel EFT, Inc. as a sole proprietorship. We decided to incorporate as a new corporation to act as a vehicle by which to operate a new retail transaction processing venture, and have the corporation provide the retail industry the tools and services for credit transactions.

    We transferred our client base of approximately 1,700 "merchant-clients" or "client-businesses" that we had developed through the sole proprietorship, and transferred them into Citadel the corporation, in order to streamline and grow our operations.

    We plan to continue targeting our marketing campaigns at medium to large size businesses.

    We continue to promote our business and our website located at www.citadelbankcard.com.

    We also raised money through a private stock offering which raised a total of $23,300 in cash.

Principal products or services and their markets

    As of September 30, 2009, our assets consist of cash of $29,391, pre-paid expenses of $25,000, accounts receivable of $28,221, and our database of clients through which we conduct business to which no value has been assigned.

    Our market consists of established and new businesses. They are composed of large companies consisting of over 100,000 transactions in Visa and MasterCard volume and smaller companies with only a few thousand transactions in Visa and MasterCard volume per month. We believe the marketplace will stagnate in the short run, and by 2011 begin to grow again as new businesses start.

    We have approximately 1,700 merchants with approximately $7 million a month in Visa and MasterCard charges. The merchants are diverse in their geographic location and in the scope of what they do.

Plan to Generate Future Revenues with our Products and Services

    Our plan to generate future revenues is:

  Continue to spend more advertising dollars where they have generated the best return on investment. Internet advertising has seen the greatest return for each dollar spent.

  We will also use marketing experts to generate new clients for the company. This includes but is not limited to using blogs, chat rooms, internet promotion companies, search engine placement, opt-in email promotion, self- producing web sites, and referrals.
  We will continue to price our product aggressively through our existing sources and contacts.
  We plan to "give away" the terminal. The reason for this is that most of the money we generate is through residuals. Residuals are a percentage of the customer base of credit card transactions. For example, if merchant A has 100,000 dollars in credit card sales, the company will make residual on each transaction of every customer that uses their credit card at merchant A's location. The amount is based on the quote given to merchant A. The typical gain on each account is based on many factors including the discount rate, transaction fee, and the mid- and non-qualified rates. The mid- and non-qualified rates are for business, government, and foreign card transactions. The mid-qualified are for reward cards and keyed-in transactions. Also included are the compliance fees, annual fees, monthly minimums, statement fees to name a few. Visa and MasterCard have over one hundred different categories depending on the type of card used.
  All terminals have a lifetime warranty for regular wear and tear as long as merchant has their business with Citadel EFT and is actively processing. Terminals are usually replaced with a call tag for the merchant to send back the defective unit. The 1-800 customer service number, provided to us by a third-party vendor, has approximately 300 people ready to answer any questions or issues arising from merchant-clients.
  We plan to concentrate on quality high volume merchants such as hospitals, health care clinics, and the health related industry. We will do this by joining memberships as well as advertising in trade magazines and publications of the industry. Other profitable industries in the industry are restaurants in major metropolitan areas.
  We plan to acquire smaller companies with their merchant base along with their residuals. Typically a merchant base buyout is based on the companies' monthly residual volume, merchant type and how long the merchant has been in business. The ratio is anywhere from 15 to 25 times the monthly residual. We see this as a way to exponentially grow profits as well as hire new sales associates to promote the Citadel EFT brand.

Distribution and Marketing

    Internet advertising has been the greatest marketing and sales-generating vehicle. We plan to continue to spend more advertising dollars on Internet advertising.

    We will also use marketing experts to generate new clients for the company. This includes but is not limited to using blogs, chat rooms, internet promotion companies, search engine placement, opt-in email promotion, self- producing web sites, and referrals.

    We plan to "give away" the terminal. The reason for this is that most of the money we generate is through residuals. Residuals are a percentage of the customer base of credit card transactions. For example, if merchant A has $100,000 in credit card sales, the company will make a residual on each transaction of every customer that uses their credit card at merchant A's location. The amount is based on the quote given to merchant A. The typical gain on each account is based on many factors including the discount rate, transaction fee, and the mid- and non-qualified rates. The mid- and non-qualified rates are for business, government, and foreign card transactions. The mid-qualified are for reward cards and keyed-in transactions. Also included are the compliance fees, annual fees, monthly minimums, statement fees to name a few. Visa and MasterCard have over one hundred different categories depending on the type of card used.

    Once a merchant is boarded with Citadel EFT and the processing company, the merchant can avail himself to an 800 number, provided to Citadel's merchant-clients by a third-party vendor, for inquiries on statements. There is also an online statement at mymerchantdata.com where merchants can view their statements online. It is a transitional period which typically takes 1 day from submission of the application to the approval. The terminals are preprogrammed and shipped to the merchant for ease of use. They will receive a starter packet in the mail with Visa and MasterCard decals, instructions on ordering supplies and preventing fraud.

    We plan to acquire smaller companies with their merchant base along with their residuals, for either cash, stock or a combination of both. Typically a merchant base buyout is based on the target company's monthly residual volume, merchant type and length of time in business. The buyout ratio is anywhere from 15 to 25 times the monthly residual. We see this as a way to grow profits as well as hire new sales associates to promote the Citadel EFT brand.

Competition

    Our main competitors are companies in our field of operations who advertise on the Internet. Currently our competitors are North American Bankcard, United Bankcard, Bank of America, Card Services International and Merchant Warehouse.

    We intend to successfully overcome our competition by:

  Acquiring smaller companies with their merchant base along with their residuals.
  Increasing advertising in markets that we don't currently pursue: we will advertise in trade magazines as well as business publications such as Entrepreneur magazine and Inc magazine, and newspaper publications such as the Wall Street Journal.
  Continuing to "give away" the terminal to approved merchants. The reason for this is that most of the money we generate is through residuals. Residuals are a percentage of the customer base of credit card transactions.
  Using marketing experts to generate new clients. This includes but is not limited to using blogs, chat rooms, social networks such as Facebook and Twitter, internet promotion companies such as Media760, search engine placement, opt-in email promotion, self- producing web sites, and referrals.
  Offering our clients low transaction fees and pricing.
  Contracting outbound telemarketers.
  Duplicating the successful marketing campaign for Air America.
  Hiring stock promotion companies and announcement services.

  Joining professional associations such as the Chamber of Commerce.
  Forming Internet partnerships by exchanging website promotions.

    With these marketing plans in place, we feel that we will increase our merchant base and therefore increase our profits.

Government Regulation

    We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

    We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, and import and export matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.  In addition, because our services are available over the Internet in multiple states, other jurisdictions may claim that we are required to qualify to do business in each such state. We are qualified to do business in all 50 states. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

    Other than the foregoing, no governmental approval is needed for our electronic merchant services and our business conducted via our website.

Employees

    The total number of employees we have, including full- and part-time, is currently one: Gary DeRoos. We rely on the services of our President, Secretary and Chairman, Gary DeRoos and our Director Maria Teresa DeRoos to devote as much time as they can to the company, and to spend time overseeing our administrative responsibilities as well. Currently, both Gary DeRoos and Maria DeRoos devote approximately 40-60 hours per week to the company.

    We anticipate that our officers will continue to devote the same number of hours, on average, per week to our company in the foreseeable future.

    On June 18, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Going Public LLC $25,000 and six percent (6%) of the total outstanding shares post our private offering totaling 747,960 shares of common stock, to provide consulting services and cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering conducted during 2009.

    On July 1, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Executive Consulting Services Group (ECS) $1,000 per month for three month increments, renewable by mutual agreement. Currently, the contract has been renewed through March 31, 2010 and the monthly fee is $1,500. ECS provides administrative support for the day-to-day operations of the Company. Administrative duties include maintaining compliance with regulatory agencies such as Nevada Secretary of State and the Securities and Exchange Commission, maintaining the Corporate Minute Book, is the Company's bookkeeper, and is an EDGAR/IDEA filing service. Additionally, ECS acts as liaison between the Company's president and auditor, legal counsel, transfer agent, registered agent and the SEC. Upon SEC effectiveness, ECS will continue to provide administrative and compliance support especially as it relates to the preparation of financial statements and reports on Form 10-Q, 10-K and 8-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and Directors

    Our directors will serve until their successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

    The name, address, age and position of our present officer and director is set forth below:

Name and Address	Age	Position(s)

Gary DeRoos 1100 Irvine Blvd., Suite 322 Tustin, California 92780	49	President, Chief Executive Officer, Secretary/Treasurer, Chief Financial Officer, Principal Accounting Officer, and a member of the Board of Directors

Maria Teresa DeRoos 1100 Irvine Blvd., Suite 322 Tustin, California 92780	45	Director

    The persons named above have held their offices/positions since our inception and is expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Gary DeRoos

    Since September 1, 2009, Mr. DeRoos (husband of Maria Teresa DeRoos) has been our President, Chief Executive Officer, Secretary/Treasurer, Chief Financial Officer, Principal Accounting Officer and a member of the Board of Directors. From 1989 to the present, Mr. DeRoos has been the owner of Citadel E.F.T., a sole proprietorship engaged in the business of providing credit card terminals and merchant account services in Tustin, California.

Maria Teresa DeRoos

    Since September 1, 2009, Mrs. DeRoos (wife of Gary DeRoos) has been a member of the Board of Directors. From 1994 to the present, Mrs. DeRoos has served as a financial and management information advisor for Citadel E.F.T, a sole proprietorship engaged in the business of providing credit card terminals and merchant account services in Tustin, California.

    During the past five years, neither Mr. nor Mrs. DeRoos have been the subject of any of the following events:

1.

Any bankruptcy petition filed by or against any business of which Mr. and/or Mrs. DeRoos were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2.	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3.

An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. or Mrs. DeRoos' involvement in any type of business, securities or banking activities.

4.

Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Transactions with Related Persons, Promoters and Certain Control Persons

    Mr. DeRoos is deemed a "promoter" of our company, within the meaning of such term under the Securities Act of 1933 since he founded and organized our company. Mr. DeRoos is our only "promoter". In September 2009, we issued 12,000,000 shares of common stock as restricted securities to Gary DeRoos, our sole officer and a director, in consideration of $0.00001 per share or a total of $120. Mr. DeRoos has not received and is not entitled to receive any additional consideration for his services as our promoter.

Audit Committee Financial Expert

    We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.

Conflicts of Interest

    There are no conflicts of interest. Further, we have not established any policies to deal with possible future conflicts of interest.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by us from January 1, 2009 through September 30, 2009, for our sole officer. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officer.

Summary Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gary DeRoos	2009	62,551	0	0	0	0	0	0	62,551
President, CEO	2008	0	0	0	0	0	0	0	0
CFO	2007	0	0	0	0	0	0	0	0

    The following table sets forth the compensation paid by us from January 1, 2009 through September 30, 2009, for our directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named sole director.

Director Compensation
Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary DeRoos	2009	0	0	0	0	0	0

Maria Teresa DeRoos	2009	0	0	0	0	0	0

    All compensation received by our officers and directors has been disclosed.

    There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Indemnification

    Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

    Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

    The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our directors, sole officer and key employee, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

		Percentage of
	Number of	Ownership
Name and Address	Shares Before	Before the
Beneficial Owner	the Offering	Offering
Gary DeRoos [1]	12,000,000	90.8%
1100 Irvine Blvd., Suite 322
Tustin, California 92780

Maria Teresa DeRoos 1100 Irvine Blvd., Suite 322 Tustin, California 92780	-0-	0.00%

All Officers and Directors	12,000,000	90.8%
as a Group (2 individuals)

[1]     The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of her stock holdings. Mr. DeRoos is our only "promoter".

Future sales by existing stockholders

    A total of 12,000,000 shares of common stock were issued to our sole officer. All of the shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

    There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 46 holders of record for our common stock.

Securities authorized for issuance under equity compensation plans.

    We have no equity compensation plans.

Selling Shareholders

    The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Roger & Kay DeRoos	10,000	0.07%	10,000	0.0%
Steve & Lee Ann DeRoos JT Ten	5,000	0.03%	5,000	0.0%
Eric J DeRoos	5,000	0.03%	5,000	0.0%
Raymondo & Lira Benito JT Ten	10,000	0.07%	10,000	0.0%
Andrea Solomon	10,000	0.07%	10,000	0.0%
Gelvin & Marilyn Deroos JT Ten	100,000	0.76%	100,000	0.0%
Jeffrey Todd Symons	2,000	0.02%	2,000	0.0%
Reza Fathi	10,000	0.07%	10,000	0.0%
Leyla E Fathi	2,000	0.02%	2,000	0.0%
Nadine R Baskin	4,000	0.03%	4,000	0.0%
Dolores C Dela Cruz	8,000	0.06%	8,000	0.0%
Harlan W Bergman & Maryilyn M Bergman Ten Com	50,000	0.38%	50,000	0.0%
Jose E Leano Trustee & Jocelyn Martin-Leano Trustee	100,000	0.76%	100,000	0.0%
Blanca R Camacho	2,000	0.02%	2,000	0.0%
Prescila E Fox	10,000	0.07%	10,000	0.0%
Christelle Lousie Ampil	2,000	0.02%	2,000	0.0%
Christiane Ampil	2,000	0.02%	2,000	0.0%
Maria Louisa G Ampil	2,000	0.02%	2,000	0.0%
Maria Michelle R Mallari	2,000	0.02%	2,000	0.0%
Maria Bernadette Cinco	2,000	0.02%	2,000	0.0%
Ida Marie M Cinco	2,000	0.02%	2,000	0.0%

Remi Gomez Marin	20,000	0.15%	20,000	0.0%
Daljit Khangura	10,000	0.07%	10,000	0.0%
Arthur Gapasin & Belinda Gapasin JT Ten	2,000	0.02%	2,000	0.0%
Ambrosio P Agbayani Jr	10,000	0.07%	10,000	0.0%
Donald J and Greta J Van Hemert JT Ten	5,000	0.03%	5,000	0.0%
Linda R Elam	2,000	0.02%	2,000	0.0%
Andrew Phan	1,000	0.01%	1,000	0.0%
Elsa L Morato	1,000	0.01%	1,000	0.0%
Kenneth Collopy	1,000	0.01%	1,000	0.0%
Olivia L Barela	4,000	0.03%	4,000	0.0%
Neenah P Bohler	12,000	0.09%	12,000	0.0%
Chantel Christine Mattis	1,000	0.01%	1,000	0.0%
Laverne D Schneider	5,000	0.03%	5,000	0.0%
Donna E Vroom	20,000	0.15%	20,000	0.0%
Virginia M Fabian	2,000	0.02%	2,000	0.0%
Elliott Mapes	20,000	0.15%	20,000	0.0%
Sumner and Carol Mapes JT Ten	10,000	0.07%	10,000	0.0%
Sienna Consultants LLC (1)	50,000	0.38%	50,000	0.0%
Artfield Investments RD Inc.(2)	249,320	1.89%	249,320	0.0%
RBS Associates(3)	5,000	0.03%	5,000	0.0%
Bebeyim LLC(4)	268,912	2.04%	268,912	0.0%
Global Lambert LLC (5)	50,000	0.38%	50,000	0.0%
Anslow & Jaclin LLP(6)	25,000	0.19%	25,000	0.0%
The Alexander George Group (7)	99,728	0.74%	99,728	0.0%

Total	1,213,960	9.17%	1,213,960	0.00%

(1)   Lauren Fishman is the principal of Sienna Consultants LLC and has voting and dispositive power over the shares beneficially owned by Sienna Consultants, LLC.
(2)   Stan Medley is the principal of Artfield Investments RD Inc. and has voting and dispositive power over the shares beneficially owned by Artfield Investments RD Inc.
(3)   Ronald Schaefer, PhD. is the principal of RBS Associates and has voting and dispositive power over the shares beneficially owned by RBS Associates.
(4)   Marvin K. Rowe and Birsen Uysal-Rowe, husband and wife are the principals of Bebeyim, LLC and have voting and dispositive power over the shares beneficially owned by Bebeyim, LLC.
(5)   Jeffery Rowe is the principal of Global Lambert LLC and has voting and dispositive power over the shares beneficially owned by Global Lambert LLC.
(6)   Richard I. Anslow and Gregg E. Jaclin are the partners of Anslow & Jaclin, LLP. Each of Rich I. Anslow and Gregg E. Jaclin, acting alone, has voting and dispositive power over the shares beneficially owned by Anslow & Jaclin, LLP.  In addition, Anslow & Jaclin, LLP is also our legal counsel.
(7)   Alexander G. Abele is the principal of The Alexander George Group and has voting and dispositive power over the shares beneficially owned by Alexander George Group.

    All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

    No selling shareholder is an affiliate of a registered broker dealer.

    The following is a summary of the issuances of all shares:

*

In September 2009, we issued 12,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The purchase price of the shares was $120.  The shares were purchased by our sole officer, Gary DeRoos. Mr. DeRoos was furnished the same information that could be found in Part I of a Form S-1 registration statement and he is a sophisticated investor.

*

For the period from October 1, 2009 through December 31, 2009, we issued 466,000 shares of common stock to 39 individuals in consideration of $0.05 per share or a total of $23,300. The 466,000 shares so issued are being registered in this offering. Additionally, the 747,960 shares issued in consideration of consulting and marketing services rendered are being registered in this offering. The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933. A Form D was filed with the SEC; each investor was furnished with an offering memorandum containing the same information that could be found in Part I of a Form S-1 registration statement; and, each investor had a preexisting relationship with us.

Future Sales of Shares

    A total of 13,213,960 shares of common stock are issued and outstanding. Of the 13,213,960 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 1,213,960 are being offered for resale by the selling shareholders described above.

DESCRIPTION OF SECURITIES

Common Stock

    Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and,
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

    All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

    Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 90.8% of our outstanding shares.

Cash dividends

    As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

    We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

    There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

    After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

    Our stock transfer agent for our securities will be Quicksilver Stock Transfer, LLC, 6623 Las Vegas Blvd. South #255, Las Vegas, Nevada, 89119. Its telephone number is (702) 629-1883.

CERTAIN TRANSACTIONS

    In September 2009, we issued a total of 12,000,000 shares of restricted common stock to Gary DeRoos, our sole officer and a member of our Board of Directors in consideration of $120 cash. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Mr. DeRoos was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. DeRoos.

    On June 18, 2009, our predecessor executed a consulting agreement whereby we agreed to pay Going Public LLC $25,000 and six percent (6%) of the total outstanding shares post our private offering totaling 747,960 shares of common stock, to provide consulting services and cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering conducted during the fourth quarter of calendar 2009. Going Public LLC negotiated with its own network of partners to provide the following services on our behalf as per our contract with them:

We issued 50,000 restricted shares of our common stock to Sienna Consultants, LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

We issued 249,320 restricted shares of our common stock to Artfield Investments RD, Inc. in exchange for $12,466 worth of business consulting services rendered at a price of $0.05 per share. The business consulting services rendered included guidance and help preparing this registration statement.

We issued 5,000 restricted shares of our common stock to RBS Associates in exchange for $250 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

We issued 268,912 restricted shares of our Common Stock to Bebeyim LLC in exchange for $13,446 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

We issued 50,000 restricted shares of our Common Stock to Global Lambert LLC in exchange for $2,500 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

We issued 25,000 restricted shares of our Common Stock to Anslow & Jaclin LLP in exchange for $1,250 worth of legal advice delivered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

We issued 99,728 restricted shares of our Common Stock to The Alexander George Group in exchange for $4,986 worth of business consulting services rendered, at a price of $0.05 per share. The business consulting services relate to the Company's registration statement on the Form S-1, as well as future reporting obligations.

    The total number of shares issued to the above consultants was 747,960 or six percent (6%) of the total number of shares post our private offering.

    In addition, to the shares issued to the consultants for services rendered we completed a private placement offering pursuant to Regulation D, Rule 506 of the Securities Act of 1933. The offering began in October 2009 and was closed November 30, 2009. A total of 466,000 shares were sold in the offering to 38 investors at a price of $0.05 per share, which raised a total of $23,300 in cash. Additionally, 747,960 shares issued in consideration of consulting and marketing services rendered are being registered in this offering.

LITIGATION

    We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

    Our financial statements for the period from inception to September 30, 2009 as well as our predecessor's financial statements for the period from January 1, 2009 through August 31, 2009, and the years ended December 31, 2008 and 2007, included in this prospectus have been audited by GBH CPAs, PC, 24 East Greenway Plaza, Suite 1875, Houston, Texas 77046, telephone (713) 629-8300, as set forth in its reports included in this prospectus. Its reports are given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

    Diane D. Dalmy, 8965 West Cornell Place, Lakewood, Colorado 80227, telephone (303) 985-9324 has acted as our legal counsel.

FINANCIAL STATEMENTS

    Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm registered with the Public Company Accounting Oversight Board.

    Citadel EFT, Inc.'s audited financial statements as of and for the period from September 1, 2009 (inception) through September 30, 2009.

    Citadel EFT's audited financial statements as of and for the eight- month period ended August 31, 2009 and as of and for the years ended December 31, 2008 and 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Citadel EFT, Inc.
Tustin, CA

We have audited the accompanying balance sheet of Citadel EFT, Inc. as of September 30, 2009 and the related statements of operations, stockholder's equity, and cash flows for the period from inception (September 1, 2009) through September 30, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Citadel EFT, Inc. as of September 30, 2009, and the results of its operations and its cash flows for the period from inception (September 1, 2009) through September 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
February 3, 2010

CITADEL EFT INC.
Balance Sheet
September 30, 2009

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$29,391
Accounts Receivable	28,221
Prepaid Expenses	25,000
TOTAL CURRENT ASSETS	82,612

TOTAL ASSETS	$82,612

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Related Party Payable	$56,209
Income Tax Payable	3,942

TOTAL CURRENT LIABILITIES	60,151

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDER'S EQUITY
Preferred Stock, 100,000,000 Shares Authorized, $0.00001 Par Value
0 Shares Issued and Outstanding	-
Common Stock, 100,000,000 Shares Authorized, $0.00001 Par Value;
12,000,000 Shares Issued and Outstanding	120
Retained Earnings	22,341
TOTAL STOCKHOLDERS' EQUITY	22,461

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$82,612

The accompanying notes are an integral part of these financial statements.

CITADEL EFT INC.
Statement of Operations
For the period from September 1, 2009 (inception) through September 30, 2009

REVENUE	$28,221

OPERATING EXPENSES	1,938

NET INCOME BEFORE TAXES	26,283

Income Tax Expense	(3,942)

NET INCOME	$22,341

NET INCOME PER COMMON SHARE, BASIC AND DILUTED	$0.00

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES
OUTSTANDING, BASIC AND DILUTED	12,000,000

The accompanying notes are an integral part of these financial statements.

CITADEL EFT, INC.
Statement of Stockholder's Equity
For the period from September 1, 2009 (inception) through September 30, 2009

			Additional	Additional		Total
	Common Stock		Paid-in	Stock	Retained	Stockholder's
	Shares	Amount	Capital	Options	Earnings	Equity

Stock Issued for Cash on September 14,
2009 at $0.00001 Per Share	12,000,000	$120	$-	$-	$-	$120

Net income	-	$-	$-	$-	$22,341	$22,341

Balance, September 30, 2009	12,000,000	$120	$-	$-	$22,341	$22,461

The accompanying notes are an integral part of these financial statements.

CITADEL EFT INC.
Statement of Cash Flows
For the period from September 1, 2009 (inception) through September 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$22,341
Adjustments to Reconcile Net Income to Net Cash Used In Operations:
Accounts Receivable	(28,221)
Prepaid Expenses	(25,000)
Income Tax Payable	3,942
Net Cash Used In Operating Activities	(26,938)

CASH FLOWS FROM FINANCING ACTIVITIES
Related Party Payable	56,209
Proceeds from Issuance of Common Stock	120
Net Cash Provided by Financing Activities	56,329

Net Change in Cash	29,391
Cash, Beginning of Period	-

Cash, End of Period	$29,391

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest Paid	$-
Income Taxes Paid	$-

The accompanying notes are an integral part of these financial statements.

CITADEL EFT, INC.
Notes to the Financial Statements
Period From September 1, 2009 (Inception)
Through September 30, 2009

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Citadel EFT, Inc. was incorporated in Nevada on September 1, 2009. Prior to its formation, the Company was a sole proprietorship. The Company was formed for the purpose of offering credit card transaction processing services to businesses located in North America.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition and Accounts Receivable. We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Revenues are reported net of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

We follow the requirements of ASC 605-45, "Revenue Recognition, Principal Agent Considerations," in determining our revenue reporting. Generally, we report revenues at the time of sale on a net basis where we are not the primary obligor in the arrangement, have minimal latitude in establishing the price of the services, do not change the product and perform part of the service, do not have discretion in supplier selection, do not have latitude in determining the product and service specifications to meet our client's needs and do not assume credit risk. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Accounts receivable are primarily comprised of amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. Bad debt expense is recognized based on management's estimate of likely losses per year, based on the nature of the revenues and subsequent month receipt. As of September 30, 2009, no allowance for doubtful accounts was deemed necessary.

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Earnings (Loss) Per Share. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the period ended September 30, 2009, there were no potentially dilutive securities outstanding.

Advertising Costs. The Company's policy regarding advertising is to expense advertising when incurred. The Company had incurred $19 in advertising expenses as of the year ended September 30, 2009.

Cash and Cash Equivalents. For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes. Deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. Deferred taxes are calculated by applying enacted statutory tax rates and tax laws to future years in which temporary differences are expected to reverse. The impact on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the rate change is enacted. A deferred tax valuation reserve is established if it is more likely than not that a deferred tax asset will not be realized. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

Recently Issued Accounting Pronouncements. In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.  The adoption of ASC 855 did not have a material effect on the Company's financial statements. The Company has evaluated subsequent events and any related required disclosures through the date of the filing of this filing with the Securities and Exchange Commission.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles, as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place.  The adoption of ASC 105 did not have a material impact on the Company's financial statements, but did eliminate all references to pre-codification standards.

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements. (continued) The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Financial Instruments. We believe the carrying amounts of financial instruments at September 30, 2009, including cash and accounts receivable approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values.

NOTE 2.     RELATED PARTY TRANSACTIONS

As of September 30, 2009, the Company owed its president and director $56,209 for operating advances and expenses paid on behalf of the Company for opening the corporate bank account, organizational and startup costs, and consulting fees. The total amount is unsecured, non-interest bearing, and has no specific terms for repayment.

NOTE 3.     STOCKHOLDER'S EQUITY

In September 2009, the Company issued 12,000,000 common shares to its president at $0.00001 per share for $120.

Preferred Stock. We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Common Stock. Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors, are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs, do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights and are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

NOTE 4.     INCOME TAXES

Income tax expense for the period ended September 30, 2009 is as follows:

Federal
Current	$ 3,942
Deferred	-

$ 3,942

A reconciliation of the actual taxes to the statutory U.S. taxes for the period ended September 30, 2009 is as follows:

Income tax expense at the statutory federal rate (35%)	$ 3,942
Increase (decrease) resulting from:
Other	-
Income tax expense	$ 3,942

The Company did not have deferred tax assets or liabilities for the period ended September 30, 2009.

NOTE 5.     COMMITMENTS

During 2009, the Company entered into a consulting agreement with an unrelated third party. The Company paid the consultant a fee of $25,000 for consulting services to cover expenses related to the public listing of our company, including state franchise and incorporation fees and expenses related to our private stock offering conducted during 2009 for a minimum period of six months after the Company is listed on the OTC Bulletin Board. The $25,000 was accounted for in the financial statements as prepaid expenses at September 30, 2009. The consulting agreement included the following commitments:

    The consultant will be compensated 6% of the total outstanding stock (calculated as a post private placement offering percentage);

    The consultant will not suffer dilution from a reverse stock split;

    The consultant will receive a referral fee of $25,000 for any equity or debt financing of amounts equal to or greater than $1 million referred directly or indirectly to the Company by the consultant.

During 2009, our predecessor executed a consulting agreement whereby we agreed to pay a consultant $1,000 per month for three month increments, renewable by mutual agreement. Currently, the contract has been renewed through March 31, 2010 and the monthly fee is $1,500. The consultant provides administrative support for the day-to-day operations of the Company.

NOTE 6.     SUBSEQUENT EVENTS

For the period from October 1, 2009 through December 31, 2009, we issued 466,000 shares of common stock to 39 individuals in consideration of $0.05 per share or a total of $23,300. Additionally, we issued 747,960 shares of common stock (six percent (6%) of the total outstanding shares after our private offering) to a consultant for services rendered. The fair value of the 747,960 shares issued to the consultant was approximately $37,000 based on the $0.05 per share received by the Company in the private placement offering.

NOTE 7.     UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma statement of operations for the period from January 1, 2009 through September 30, 2009 is based on the audited financial statements as of September 30, 2009 for Citadel EFT, Inc. and the audited financial statements as of August 31, 2009 for Citadel EFT, the sole proprietorship. The unaudited pro forma statement of operations gives effect to the sole proprietorship of Citadel EFT being incorporated as a Nevada corporation as of January 1, 2009. The pro forma weighted average number of common shares assumes the issuance of the 12,000,000 shares as of January 1, 2009. The pro forma adjustment for income tax expense is a result of applying the graduated tax rates for corporations to the combined net income before taxes totaling $52,218 of Citadel EFT, Inc. and Citadel EFT (($50,000 * 15%) + ($2,218 * 25%) = $8,054).

	Citadel EFT, Inc. (SUCESSOR)	Citadel EFT (PREDECESSOR)	Pro Forma Adjustments	Adjusted Pro forma Totals

REVENUE	$28,221	$234,258		$262,479

OPERATING EXPENSES	1,938	208,323		210,261

NET INCOME BEFORE TAXES	26,283	25,935		52,218

Income tax expense	(3,942)	-	(4,112)	(8,054)

NET INCOME FOR THE PERIOD	$22,341	$25,935	(4,112)	$44,164

Basic and diluted income per share	$0.00			$0.00

Weighted average number of common shares outstanding - basic and diluted	12,000,000			12,000,000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Citadel EFT (a sole proprietorship)
Tustin, CA

We have audited the accompanying balance sheets of Citadel EFT (the "Company") as of December 31, 2007 and 2008, and August 31, 2009, and the related statements of operations, owner's equity, and cash flows for the years ended December 31, 2007 and 2008 and for the eight-month period ended August 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Citadel EFT as of December 31, 2007 and 2008 and August 31, 2009, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2008 and for the eight-month period ended August 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

 GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
February 3, 2010

CITADEL EFT (A SOLE PROPRIETORSHIP)
BALANCE SHEETS

	August 31,	December 31,	December 31,
	2009	2008	2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$77,795	$30,057	$21,813
Accounts receivable	29,697	24,334	26,843
Pre-paid expenses	15,000	-	-

TOTAL CURRENT ASSETS	122,492	54,391	48,656

TOTAL ASSETS	$122,492	$54,391	$48,656

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES
Related party payable	$56,244	$-	$-

TOTAL CURRENT LIABILITIES	56,244	-	-

OWNER'S EQUITY	66,248	54,391	48,656

TOTAL LIABILITIES AND OWNER'S EQUITY	$122,492	$54,391	$48,656

The accompanying notes are an integral part of these financial statements.

CITADEL EFT (A SOLE PROPRIETORSHIP)
STATEMENTS OF OPERATIONS

	Eight Months Ended August 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007

REVENUE	$234,258	$303,864	$297,010

OPERATING EXPENSES	208,323	133,220	174,619

NET INCOME BEFORE TAXES	25,935	170,644	122,391

Income tax expense	-	-	-

NET INCOME	$25,935	$170,644	$122,391

The accompanying notes are an integral part of these financial statements.

CITADEL EFT (A SOLE PROPRIETORSHIP)
STATEMENTS OF OWNER'S EQUITY

From January 1, 2007 through August 31, 2009

Balance, January 1, 2007	$-

Distributions	(73,735)

Net Income	122,391

Balance, December 31, 2007	48,656

Distributions	(164,909)

Net Income	170,644

Balance, December 31, 2008	54,391

Distributions	(14,078)

Net Income	25,935

Balance, August 31, 2009	$66,248

The accompanying notes are an integral part of these financial statements.

CITADEL EFT (A SOLE PROPRIETORSHIP)
STATEMENTS OF CASH FLOWS

	Eight	Year Ended	Year Ended
	Months Ended August 31, 2009	December 31, 2008	December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$25,935	170,644	$122,391
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	(5,363)	2,509	(26,843)
Pre-paid expenses	(15,000)	-	-
Accounts payable	56,244	-	-
Net cash provided by operating activities	61,816	173,153	95,548

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to owner	(14,078)	(164,909)	(73,735)

Net cash used by financing activities	(14,078)	(164,909)	(73,735)

Net change in cash	47,738	8,244	21,813

Cash, beginning of period	30,057	21,813	-

Cash, end of period	$77,795	30,057	$21,813

SUPPLEMENTAL CASHFLOW DISCLOSURES
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Citadel EFT (the "Company") is a sole proprietorship. The Company was formed in 1989 for the purpose of offering credit card transaction processing and merchant account services to businesses located in North America. In September 2009 the Company decided to incorporate as a new corporation to act as a vehicle by which to operate a new retail transaction processing venture, and have the corporation provide the retail industry the tools and services for credit transactions. The Company transferred its client base of approximately 1,700 "merchant-clients" or "client-businesses" that it had developed through the sole proprietorship, and transferred them into Citadel EFT, Inc., the corporation, in order to streamline and grow our operations.

Use of Estimates. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements. In May 2009, FASB issued ASC 855, Subsequent Events, which establishes general standards for the evaluation, recognition and disclosure of events and transactions that occur after the balance sheet date. The standard, which includes a new required disclosure of the date through which an entity has evaluated subsequent events, is effective for interim or annual periods ending after June 15, 2009.  The adoption of ASC 855 did not have a material effect on the Company's financial statements. The Company has evaluated subsequent events and any related required disclosures through the date of the filing of this filing with the Securities and Exchange Commission.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles, as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place.  The adoption of ASC 105 did not have a material impact on the Company's financial statements, but did eliminate all references to pre-codification standards.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents. For purposes of the statement of cash flows, Citadel EFT, Inc. considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Income Taxes. We are taxed as a sole proprietorship whereby components of income and expense are passed through and taxed at the owner level. Deferred income taxes are not significant.

Revenue Recognition and Accounts Receivable. We derive revenues primarily from the electronic processing of credit, charge and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services based on a percentage of the dollar amount of each transaction and in some instances, additional fees are charged for each transaction. Certain merchant customers are charged a flat fee per transaction and may also be charged miscellaneous fees, including fees for handling charge backs, monthly minimums, equipment rentals, sales or leasing and other miscellaneous services.

Revenues are reported net of amounts paid to sponsor banks, as well as interchange and assessments paid to credit card associations (MasterCard and Visa) under revenue sharing agreements pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

We follow the requirements of ASC 605-45, "Revenue Recognition, Principal Agent Considerations," in determining our revenue reporting. Generally, we report revenues at the time of sale on a net basis where we are not the primary obligor in the arrangement, have minimal latitude in establishing the price of the services, do not change the product and perform part of the service, do not have discretion in supplier selection, do not have latitude in determining the product and service specifications to meet our client's needs and do not assume credit risk. This amount includes interchange paid to card issuing banks and assessments paid to credit card associations pursuant to which such parties receive payments based primarily on processing volume for particular groups of merchants.

Accounts receivable are primarily comprised of amounts due from our clearing and settlement banks from revenues earned, net of related interchange and bank processing fees, on transactions processed during the month ending on the balance sheet date. Such balances are typically received from the clearing and settlement banks within 30 days following the end of each month. Bad debt expense is recognized based on management's estimate of likely losses per year, based on the nature of the revenues and subsequent month receipt. As of December 31, 2007 and 2008 and August 31, 2009, no allowance for doubtful accounts was deemed necessary.

Advertising Costs. Our policy regarding advertising is to expense advertising when incurred. For the years ended December 31, 2007 and 2008 and for the eight-month period ended August 31, 2009 we incurred advertising expenses of approximately $41,000, $36,000 and $25,000, respectively.

CITADEL EFT (A SOLE PROPRIETORSHIP)
Notes to the Financial Statements

NOTE 1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments. We believe the carrying amounts of financial instruments As of December 31, 2007 and 2008 and August 31, 2009, including cash and accounts receivable approximate fair value. Due to the short maturities of the cash and cash equivalents and accounts receivable, carrying amounts approximate the respective fair values.

NOTE 2. RELATED PARTY TRANSACTIONS

As of August 31, 2009, we owed the owner $56,244 for operating advances and expenses paid on our behalf for opening the corporate bank account, organizational and startup costs, and consulting fees related to the subsequent incorporation of the Citadel EFT, Inc. on September 1, 2009. The total amount is unsecured, non interest bearing, and has no specific terms for repayment.

NOTE 3. COMMITMENTS

During 2009, we entered into a consulting agreement with an unrelated third party. We owed the consultant $25,000 of which $15,000 was paid as of August 31, 2009 for consulting services to cover expenses related to the incorporation and public listing of our company, including state franchise and incorporation fees and expenses related to a private stock offering conducted during 2009 for a minimum period of six months after the incorporated company is listed on the OTC Bulletin Board. The amount paid was accounted for in the financial statements as pre-paid expenses at August 31, 2009. The consulting agreement included the following commitments:

    The consultant will be compensated 6% of the total outstanding stock (calculated as a post private placement offering percentage);

    The consultant will not suffer dilution from a reverse stock split;

    The consultant will receive a referral fee of $25,000 for any equity or debt financing of amounts equal to or greater than $1 million referred directly or indirectly to the company by the consultant.

During 2009, we executed a consulting agreement whereby we agreed to pay a consultant $1,000 per month for three month increments, renewable by mutual agreement. The contract has been renewed through March 31, 2010 and the monthly fee is $1,500. The consultant provides administrative support for the day-to-day operations of the incorporated company.

    Until _____________2010, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$4.93
Printing and General Expenses	90.00
Accounting Fees and Expenses	10,000.00
Consulting Fees	25,000.00
Legal Fees and Expenses	0.00
Blue Sky Fees/Expenses	0.00
Transfer Agent Fees	1,000.00
TOTAL	$36,094.93

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.      Article VIII of our Bylaws filed as Exhibit 3.2 to this registration statement.

2.      Nevada Revised Statutes, Chapter 78.

    The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons against liability under the Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

    In September 2009, we issued a total of 12,000,000 shares of restricted common stock to Gary DeRoos, our sole officer and a member of our Board of Directors in consideration of $120 cash. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Mr. DeRoos was furnished with all of the information that is contained in a registration statement and is a sophisticated investor.  No commission was paid to anyone in connection with the sale of shares to Mr. DeRoos. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. DeRoos had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

    For the period from October 1, 2009 through December 31, 2009, we issued 747,960 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The shares were issued rather than cash for consulting services rendered. This was accounted for as an acquisition of shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

    In December, 2009, we issued 466,000 shares of common stock to 39 individuals in consideration of $0.05 per share or a total of $23,300. The 466,000 shares so issued are being registered in this offering. Additionally, the 747,960 shares issued in consideration of consulting and marketing services rendered are being registered in this offering. The foregoing 1,213,960 shares of common stock were issued as restricted securities pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.

    Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in August 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

(A)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.

(B)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(C)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

    We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 16.     EXHIBITS.

    The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description

3.1	Articles of Incorporation.

3.2	Bylaws.

4.1	Specimen Stock Certificate.

5.1	Opinion of Diane D. Dalmy, Attorney at Law

10.1	Consulting Agreement with Going Public LLC

10.2	Consulting Agreement with Executive Consulting Services, (ECS) Group

23.1	Consent of GBH CPAs, PC

23.2	Consent of Diane D. Dalmy, Attorney at Law - Filed as Exhibit 5.1

ITEM 17.     UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Tustin, California on this 11th day of February, 2010.

CITADEL EFT, INC.

BY:	GARY DEROOS
Gary DeRoos, President, Principal Executive
Officer, Secretary, Treasurer, Principal Financial
Officer, Principal Accounting Officer and a
Member of the Board of Directors.

    Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
GARY DEROOS Gary DeRoos	President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and a Member of the Board of Directors	February 11, 2010

MARIA TERESA DEROOS Maria Teresa DeRoos	Director	February 11, 2010

EXHIBITS INDEX
Exhibit No.	Document Description

3.1	Articles of Incorporation.

3.2	Bylaws.

4.1	Specimen Stock Certificate.

5.1	Opinion of Diane D. Dalmy, Attorney at Law

10.1	Consulting Agreement with Going Public LLC

10.2	Consulting Agreement with Executive Consulting Services, (ECS) Group

23.1	Consent of GBH CPAs, PC

23.2	Consent of Diane D. Dalmy, Attorney at Law - Filed as Exhibit 5.1